Exhibit 2.2

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into as of May 18, 2020, by and between REVANCE THERAPEUTICS, INC., a Delaware corporation (“Parent”), and [●] (“Stockholder”).

RECITALS

A.    Stockholder is a holder of record and the beneficial owner of certain shares of capital stock of Hint, Inc., a Delaware corporation (the “Company”).

B.    Parent, Heart Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger and Reorganization, dated as of the date hereof (the “Merger Agreement”), which provides (subject to the terms and conditions set forth therein) for the merger of Merger Sub with and into the Company (the “Merger”).

C.    In the Merger, each outstanding share of common stock and preferred stock of the Company is to be converted into the right to receive the consideration set forth in the Merger Agreement.

D.    Stockholder is entering into this Agreement in order to induce Parent to enter into the Merger Agreement and cause the Merger to be consummated.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. CERTAIN DEFINITIONS

For purposes of this Agreement:

(a)    The terms “Company Capital Stock” “Company Common Stock,” “Company Preferred Stock”, “Company Required Stockholder Vote,” “Person”, “Subsidiary” “Takeover Inquiry,” “Takeover Proposal,” and other capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Merger Agreement.

(b)    “Beneficial Ownership” shall be interpreted as defined in Rule 13d-3 under the Exchange Act; provided that for purposes of determining Beneficial Ownership, a Person shall be deemed to be the beneficial owner of any securities that may be acquired by such Person pursuant to any Contract or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

(c)    “Expiration Date” means the earliest of: (i) the date on which the Merger Agreement is validly terminated in accordance with its terms; (ii) the date on which the Merger becomes effective under the DGCL; and (iii) the date upon which Parent and Stockholder mutually agree to terminate this Agreement in writing.

(d)    “Subject Securities” means: (i) all securities of the Company (including all shares of Company Capital Stock and all Company Options, restricted stock units, warrants and other rights to acquire shares of Company Capital Stock) owned by Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Capital Stock and all additional Company Options, restricted stock units, warrants and other rights to acquire shares of Company Capital Stock) of which Stockholder acquires ownership during the Voting Period.

(e)    A Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent; or (iii) voluntarily reduces such Person’s beneficial ownership of, interest in or risk relating to such security.

(f)    “Voting Period” means the period commencing on (and including) the date of this Agreement and ending on (and including) the Expiration Date.

SECTION 2. TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1    Restriction on Transfer of Subject Securities. Subject to Section 2.3, during the Voting Period, Stockholder shall not, directly or indirectly, Transfer, or cause or permit any Transfer of, any Subject Securities to be effected (other than in the Merger).

2.2    Restriction on Transfer of Voting Rights. During the Voting Period, Stockholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; and (b) no proxy is granted (except for the proxy granted in connection with this Agreement), and no voting agreement or similar agreement is entered into (except for the voting covenants contained in this Agreement), with respect to any of the Subject Securities.

2.3    Permitted Transfers. Neither Section 2.1 nor Section 3.3 shall prohibit or limit a Transfer of Subject Securities by Stockholder: (a) if Stockholder is an individual (i) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, the sole trustees of which are such Stockholder or any member of such Stockholder’s immediate family or (ii) by will, other testamentary document or under the laws of intestacy upon the death of Stockholder; (b) if Stockholder is a partnership or limited liability company, to a partner or member of Stockholder; (c) if Stockholder is a corporation, to an affiliate under common control with Stockholder; or (d) if Stockholder is a trust, Transfers to any beneficiary of Stockholder or the estate of such beneficiary; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a written document to be bound by all of the terms and conditions of this Agreement and either the Stockholder or the transferee provides Parent with a copy of such agreement prior to consummation of such Transfer. For purposes of this Agreement, “immediate family” shall mean any relationship by blood, wife, husband, or child, as applicable, or by adoption. Nothing in this Agreement (including this Section 2 or Section 3) shall limit the right of the Stockholder, or obligate or require the Stockholder to, exercise an option or warrant to purchase shares of Company Capital Stock, including a net or cashless exercise of such option or warrant.

SECTION 3. VOTING OF SHARES

3.1    Voting Covenant. Stockholder hereby agrees that, during the Voting Period, at any meeting of the stockholders of the Company however called, and at every adjournment or postponement thereof (or pursuant to an action by written consent if the Company Stockholders act by written consent in lieu of a meeting), the Stockholder shall, or shall cause the holder of record on any applicable record date to, be present (in person or by proxy) and to vote all Subject Securities as to which the Stockholder holds voting rights at the time of such vote or action by written consent:

(a)    in favor of: (i) adopting the Merger Agreement and approving the Merger and the other Contemplated Transactions submitted to a stockholder vote (or action by written consent) pursuant to the Merger Agreement; (ii) the Company Stockholder Matters, (iii) each of the other actions contemplated by the Merger Agreement submitted to a stockholder vote (or action by written consent) pursuant to the Merger Agreement; and (iv) any action submitted to a stockholder vote (or action by written consent) that is required in furtherance of any of the foregoing (including the waiver of any notices relating to the Merger Agreement, the Merger, or the Contemplated Transactions, under the Company’s certificate of incorporation, bylaws or under the Delaware General Corporation Law);

(b)    against any action or agreement that would reasonably be expected to result in a material breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(c)    against any Takeover Proposal or any other action which is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other Contemplated Transactions.

3.2    Other Voting Agreements. During the Voting Period, Stockholder shall not enter into any agreement or understanding with any Person to vote or give any instruction in any manner inconsistent with clause “(a),” clause “(b)” or clause “(c)” of Section 3.1.

3.3    Proxy.

(a)    Subject to that certain Amended and Restated Voting Agreement, dated December 14, 2018, by and among the Company and the individuals named therein (the “Prior Voting Agreement”), the Stockholder hereby revokes (or agrees to cause to be revoked) any proxies that the Stockholder has heretofore granted with respect to the Subject Securities. Contemporaneously with the execution of this Agreement: (i) Stockholder shall deliver to Parent a proxy in the form attached to this Agreement as Exhibit A, which shall (at all times during the Voting Period) be irrevocable to the fullest extent permitted by law with respect to the shares referred to therein (the “Proxy”); and (ii) Stockholder shall cause to be delivered to Parent an additional proxy (in the form attached hereto as Exhibit A) executed on behalf of the record owner of any outstanding shares of Company Capital Stock to which the Stockholder owns beneficial ownership, but not record ownership.

(b)    Subject to Section 2.3, Stockholder shall not enter into any tender, voting or other similar agreement, or grant a proxy or power of attorney, with respect to any of the Subject Securities that is inconsistent with this Agreement or otherwise take any other action with respect to any of the Subject Securities that would in any way restrict, limit or interfere with the performance of any of Stockholder’s obligations hereunder.

SECTION 4. WAIVER OF APPRAISAL AND DISSENTERS’ RIGHTS

Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger or any related transaction that Stockholder or any other Person may have by virtue of, or with respect to, any shares of Company Capital Stock owned by Stockholder (including any and all such rights under Section 262 of the DGCL).

SECTION 5. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to Parent as follows:

5.1    Authorization, etc. Stockholder has the full legal right, power, authority and capacity to execute and deliver this Agreement and the Proxy and to perform Stockholder’s obligations hereunder and thereunder. This Agreement and the Proxy have been duly executed and delivered by Stockholder and, assuming this Agreement has been duly authorized, executed and delivered by Parent, constitute legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with their terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies. If Stockholder is a corporation, then Stockholder is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. If Stockholder is a general or limited partnership, then Stockholder is a partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. If Stockholder is a limited liability company, then Stockholder is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized. Stockholder and its Representatives have reviewed and understand the terms of this Agreement, and Stockholder has consulted and relied upon Stockholder’s counsel in connection with this Agreement.

5.2    No Conflicts or Consents.

(a)    The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of this Agreement and the Proxy by Stockholder will not: (i) if Stockholder is an corporation, partnership or other entity, conflict with or violate any of the charter or organizational documents of Stockholder or any resolution adopted by the equity holders, the board of directors (or other similar body) or any committee of the board of directors (or other similar body) of Stockholder; (ii) conflict with or violate any Law or order, writ, injunction, judgment or decree applicable to Stockholder or by which Stockholder or any of Stockholder’s properties is or may be bound or affected; or (iii) result in or constitute (with or without notice or lapse of time or both) any breach of or default under, or impair the rights of Stockholder to alter the rights or obligations of any Person under, or give to any Person (with or without notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time or both) in the creation of any Lien on any of the Subject Securities pursuant to, any Contract to which Stockholder is a party or by which Stockholder or any of Stockholder’s affiliates or properties is or may be bound or affected, except for any of the foregoing that would not reasonably be expected to prevent, delay or impair the ability of the Stockholder to perform the Stockholder’s obligations hereunder.

(b)    The execution and delivery of this Agreement and the Proxy by Stockholder do not, and the performance of the Stockholder’s obligations under this Agreement and the Proxy by Stockholder will not, require any Consent of any Person. The execution and delivery of any additional proxy pursuant to Section 3.3(a)(ii) with respect to any shares of Company Capital Stock that are owned beneficially but not of record by Stockholder do not, and the performance of any such additional proxy will not, require any Consent of any Person. Stockholder is not, nor will Stockholder be, required to give any notice to any person in connection with the execution, delivery or performance of this Agreement or the Proxy, except any of the foregoing that has been delivered prior to the execution of this Agreement by the Stockholder.

5.3    Title to Securities. As of the date of this Agreement, (i) the Stockholder is the record or beneficial owner of the Subject Securities and (ii) the Stockholder has good and marketable title to the Subject Securities free and clear of any Liens (including any restriction on the right to vote or otherwise transfer the Subject Securities, except, in each case, (a) for any defects in title, liens or encumbrances any that would not restrict, impair or delay the right or ability of the Stockholder to vote (or deliver a written consent with respect to) the Subject Securities as contemplated in this Agreement, (b) as provided hereunder, (c) pursuant to any applicable restrictions on transfer under the Securities Act, (d) subject to any risk of forfeiture with respect to any Subject Securities granted to the Stockholder under an employee benefit plan of Company and (e) as provided in the bylaws of Company or that certain Amended and Restated Right of First Refusal and Co-Sale Agreement, dated December 14, 2018, by and among the Company and the individuals named therein. The Subject Securities listed on Schedule A opposite the Stockholder’s name constitute all of the Subject Securities owned by the Stockholder as of the date hereof. Except pursuant to Company’s bylaws or that certain Amended and Restated Right of First Refusal and Co-Sale Agreement, dated December 14, 2018, by and among the Company and the individuals named therein, no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Securities.

5.4    Accuracy of Representations. The representations and warranties contained in this Agreement are accurate in all material respects as of the date of this Agreement, and will be accurate in all material respects at all times through and including the Expiration Date as if made as of any such time or date.

SECTION 6. MISCELLANEOUS

6.1    Stockholder Information. Stockholder hereby agrees to permit Parent and Merger Sub to (a) publish and disclose in the Registration Statement Stockholder’s identity and ownership of shares of Company Capital Stock and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement and (b) file this Agreement as an exhibit to any public filing.

6.2    Capacity as a Stockholder. The Stockholder is entering into this Agreement solely in Stockholder’s capacity as an owner of Subject Securities. If Stockholder, or any of its affiliates, representatives, trustees (or beneficiary of a trust), or representatives is a director or officer of the Company, nothing herein shall or shall be construed to, constitute an agreement of any director or officer of the Company in such capacity or limit or impair the ability of any director or officer to take, or refrain from taking, any actions as a director or officer of the Company, as applicable.

6.3    Termination. This Agreement and the Proxy shall terminate (and the representations and warranties set forth herein shall expire) automatically, without any notice or other action by any Person, upon on the Expiration Date. Upon termination of this Agreement, neither party hereto shall have any further obligations or liabilities under this Agreement; provided, however, that (a) the provisions of this Section 6 (other than Sections 6.1 and 6.4, ) shall survive any termination of this Agreement and (b) the termination of this Agreement shall not relieve any party hereto from any liability arising from any willful and knowing material breach of any representation, warranty, covenant or other provision of this Agreement prior to such termination.

6.4    Further Assurances. From time to time and without additional consideration, Stockholder shall execute and deliver, or cause to be executed and delivered, such additional proxies, consents and other instruments, as Parent may reasonably request, in each case, to the extent necessary for the Stockholder to perform its obligations expressly set forth in this Agreement.

6.5    Expenses. All fees and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Merger is consummated.

6.6    Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by electronic transmission (in each case with receipt verified by electronic confirmation), or (c) one Business Day after being sent by courier or express delivery service, provided that in each case the notice or other communication is sent to the address electronic mail address set forth beneath the name of such party below (or to such other address or electronic mail address as such party shall have specified in a written notice given to the other parties hereto):

if to Stockholder:

at the address set forth on the signature page of this Agreement; and

with a copy (which shall not constitute notice) to:

Hint, Inc.

7901 Stoneridge Drive, Suite 150

Pleasanton, CA 94588

Attention: Aubrey Rankin, CEO & Co-Founder

Email: Aubrey@hintmd.com

With a copy to Legal @legal@hintmd.com

and with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, CA 94304

Attention: Philip Oettinger

E-mail: poettinger@wsgr.com

and:

Wilson Sonsini Goodrich & Rosati, P.C.

701 Fifth Avenue, Suite 5100

Seattle, WA 98104-7036

Attention: Brian Keyes

E-mail: bkeyes@wsgr.com

if to Parent:

Revance Therapeutics, Inc.

7555 Gateway Boulevard Newark, California, USA

Attention: General Counsel

E-mail: dmoxie@Revance.com

with a copy (which shall not constitute notice) to:

Cooley LLP

3175 Hanover Street

Palo Alto, California 94304-1130

Attention: Barbara Borden; Gordon Ho

E-mail: bborden@cooley.com; gho@cooley.com

6.7    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

6.8    Entire Agreement; Counterparts. This Agreement and the Proxy constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect thereto. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. This Agreement may be executed by electronic transmission, each of which shall be deemed an original.

6.9    Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent and Stockholder.

6.10    Assignment; Binding Effect; Third Party Beneficiaries. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by any party hereto, and any attempted or purported assignment or delegation of any of such interests or obligations shall be null and void, except that Parent may delegate its obligations and transfer or assign its rights under this Agreement to one or more of its Affiliates; provided that such delegation, transfer or assignment by Parent shall not relieve Parent of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon Stockholder and Stockholder’s successors and assigns, and shall inure to the benefit of Parent and its successors and assigns. Nothing in this Agreement is intended to confer on any Person (other than the Company, Stockholder and Parent and each of their respective successors and assigns) any rights or remedies of any nature.

6.11    Specific Performance. The parties hereto acknowledge and agree that this Agreement and the Proxy are intended to be legally binding and specifically enforceable pursuant to their terms and that Parent would be irreparably harmed if any of the provisions of this Agreement or the Proxy are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which Parent may be entitled at Law, Parent shall be entitled to seek injunctive relief to prevent breaches of this Agreement and the Proxy and to specifically enforce the terms and provisions hereof and thereof, in each case without posting a bond or undertaking, this being in addition to any other remedy to which Parent is entitled at Law or in equity. Stockholder agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement or the Proxy on the basis that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity.

6.12    Non-Exclusivity. The rights and remedies of the parties under this Agreement are not exclusive of or limited by any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

6.13    Applicable Law; Jurisdiction; Waiver of Jury Trial. This Agreement and the Proxy shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. In any action between any of the parties arising out of or relating to this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, only if such court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware); and (b) if any such action is commenced in a state court, then, subject to applicable Law, no party shall object to the removal of such action to any federal court located in Delaware. Each of the parties waives any defense of inconvenient forum to the maintenance of any action so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Each party hereto hereby waives, to the fullest extent permitted by Law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or the Proxy or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the transactions related hereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. Each party hereto hereby further agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties hereto may file a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

6.14    Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

6.15    Attorneys’ Fees. If any action at law or suit in equity relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party in such action or suit, as determined by a court of competent jurisdiction in a final, non-appealable order, shall be entitled to receive a reasonable sum for its out-of-pocket attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit (in addition to any other relief to which the prevailing party may be entitled).

6.16    Waiver. No failure on the part of any party hereto (or any third party beneficiary hereof) to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any such Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party hereto (and no third party beneficiary hereof) shall be deemed to have waived any claim available to such Person arising out of this Agreement, or any power, right, privilege or remedy of such Person under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except as provided therein.

6.17    Independence of Obligations. The covenants and obligations of Stockholder set forth in this Agreement shall be construed as independent of any other Contract between Stockholder, on the one hand, and the Company or Parent, on the other. The existence of any claim or cause of action by Stockholder against the Company or Parent shall not constitute a defense to the enforcement of any of such covenants or obligations under this Agreement against Stockholder. Nothing in this Agreement shall limit any of the rights or remedies of Parent or the Company under the Merger Agreement, or any of the rights or remedies of Parent or the Company, or any of the obligations of Stockholder, under any agreement between Stockholder and Parent or any certificate or instrument executed by Stockholder in favor of Parent; and nothing in the Merger Agreement or in any other such agreement, certificate or instrument, shall limit any of the rights or remedies of Parent or the Company, or any of the obligations of Stockholder, under this Agreement.

6.18    Construction.

(a)    For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)    The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)    As used in this Agreement, the words “include,” “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)    Except as otherwise indicated or if the context otherwise requires: (i) all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement; (ii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement; (iii) any definition of or reference to any agreement, instrument or other document or any Law in this Agreement shall be construed as referring to such agreement, instrument or other document or Law as from time to time amended, supplemented or otherwise modified; and (iv) any statute defined or referred to in this Agreement shall include all rules and regulations promulgated thereunder.

6.19    No Ownership Interest. Nothing contained in this Agreement will be deemed to vest in Parent any direct or indirect ownership or incidents of ownership of or with respect to the Subject Securities. All rights, ownership and economic benefits of and relating to the Subject Securities shall remain vested in and belong to Stockholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Company or exercise any power or authority to direct Stockholder in the voting of any of the Subject Securities, except as otherwise expressly provided herein with respect to the Subject Securities.

6.20    No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Merger Agreement is executed by all parties thereto, and (b) this Agreement is executed by both parties hereto.

6.21    Acknowledgements. Each party to this Agreement acknowledges that (a) Cooley LLP, counsel for Parent, is representing Parent in connection with this Agreement, the Merger and the other transactions contemplated thereby, (b) Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel for the Company, is representing the Company in connection with the Merger and the other transactions contemplated thereby, (c) none of the foregoing firms is representing the Stockholder in connection with this Agreement, the Merger, the other transactions contemplated thereby or otherwise and (d) the Stockholder acknowledges that he, she or it has had the opportunity to consult with its, his or her own counsel.

6.22    Prior Voting Agreement. This Agreement (including the covenants, representations and warranties set forth herein) and the Proxy, are subject to the terms of Section 7.8 of the Prior Voting Agreement, and if there is any conflict between this Agreement and the Prior Voting Agreement that would result in a breach or violation of the Prior Voting Agreement by the Stockholder, the Prior Voting Agreement shall control (any such conflict, a “Prior Voting Agreement Conflict”).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

REVANCE THERAPEUTICS, INC.

By:

Name

Title

STOCKHOLDER

Signature

Printed Name

Address:

Schedule A

Name of Stockholder	No of Currently Owned Shares	No. of Options & Warrants
[●]	[●]	[●]

EXHIBIT A

FORM OF IRREVOCABLE PROXY

IRREVOCABLE PROXY

The undersigned stockholder (the “Stockholder”) of HINT, INC., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes Herat Merger Sub, Inc., a Delaware corporation and REVANCE THERAPEUTICS, INC., a Delaware corporation (“Parent”), and each of them, the attorneys and proxies of the Stockholder (each, a “Proxyholder”), with full power of substitution and resubstitution, to the full extent of the Stockholder’s rights with respect to: (a) the outstanding shares of Company Capital Stock owned of record by the Stockholder as of the date of this proxy, which shares are specified on the final page of this proxy; and (b) any and all other issued and outstanding shares of capital stock of the Company as to which the Stockholder becomes the record owner on or after the date hereof. (The shares of the capital stock of the Company referred to in clauses “(a)” and “(b)” of the immediately preceding sentence are collectively referred to as the “Shares.”) Subject to that certain Amended and Restated Voting Agreement, dated December 14, 2018 (the “Prior Voting Agreement”), by and among the Company and the individuals named therein, upon the execution of this proxy, all prior proxies given by the Stockholder with respect to any of the Shares are hereby revoked, and the Stockholder agrees that no subsequent proxies will be given with respect to any of the Shares. This Proxy is subject to the terms of Section 7.8 of the Prior Voting Agreement, and if there is any conflict between this Agreement and the Prior Voting Agreement that would result in a breach or violation of the Prior Voting Agreement by the Stockholder, the Prior Voting Agreement shall control.

This proxy is irrevocable, is coupled with an interest and is granted in connection with, and as security for, the Voting Agreement, dated as of the date hereof, between Parent and the Stockholder (the “Voting Agreement”), and is granted in consideration of the Company and Parent entering into the Agreement and Plan of Merger and Reorganization, dated as of the date hereof, among Parent, Heart Merger Sub, Inc., a wholly-owned subsidiary of Parent, and the Company (the “Merger Agreement”). This proxy will terminate on the Expiration Date (as defined in the Voting Agreement). Unless otherwise specified, capitalized terms used but not otherwise defined in this proxy have the meanings assigned to such terms in the Voting Agreement.

The Proxyholder is hereby empowered, and may exercise this proxy, without notice to the Stockholder, to vote and cause to be present, the Shares at any time until the Expiration Date at any meeting of the stockholders of the Company (however called) and at every adjournment or postponement thereof, and in connection with any action by written consent of stockholders of the Company:

(a)    in favor of: (i) adopting the Merger Agreement and approving the Merger and the other Contemplated Transactions; (ii) the Company Stockholder Matters, (iii) each of the other actions contemplated by the Merger Agreement; and (iv) any action required in furtherance of any of the foregoing (including the waiver of any notices relating to the Merger Agreement, the Merger, or the Contemplated Transactions, under the Company’s certificate of incorporation, bylaws or under the Delaware General Corporation Law);

(b)    against any action or agreement that would result in a material breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(c)    against any Takeover Proposal or any other action that would reasonably be expected to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other Contemplated Transactions.

The Stockholder may vote the Shares on all other matters not referred to in this proxy, and the attorneys and proxies named above may not exercise this proxy with respect to such other matters.

This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of the Stockholder (including any transferee of any of the Shares).

Any term or provision of this proxy that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Stockholder agrees that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this proxy shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Dated: May 18, 2020

STOCKHOLDER

Signature

Printed Name

Address:

Number of shares of Company Common Stock owned of record as of the date of this proxy: [ ]

Number of shares of Company Preferred Stock owned of record as of the date of this proxy: [ ]